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                                                                      Exhibit 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to The Gorman-Rupp Company Individual Profit Sharing Retirement Plan of our reports (a) dated February 2, 1996, with respect to the consolidated financial statements of The Gorman-Rupp Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and (b) dated June 21, 1995, with respect to the financial statements and schedules of The Gorman-Rupp Company Individual Profit Sharing Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Cleveland, Ohio
May 7, 1996